Exhibit 99.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

NEWS RELEASE	POC23-0035
FOR IMMEDIATE RELEASE	Tuesday, June 7, 2023

Precision Optics Announces New Term Loan and Line of Credit Expansion

Totaling $1.5 Million with Main Street Bank

GARDNER, MA, June 7, 2023. Precision Optics Corporation, Inc. (NASDAQ: POCI), a leading designer and manufacturer of advanced optical instruments for the medical and defense industries, announced that as of June 2, 2023, it entered into a new $750,000 term loan with Main Street Bank. The term loan has a 5-year term with a competitive fixed interest rate. The Company also expanded its line of credit facility to $1,250,000 from $500,000. This new line of credit has a variable rate tied to the prime rate. Precision Optics also has a current term loan with Main Street Bank that was originally issued in connection with the acquisition of Lighthouse Imaging in 2021.

Dr. Joe Forkey, CEO of Precision Optics, commented, "We are pleased to enter into these expanded borrowing facilities to support our working capital needs as we build upon the rapid growth the company has experienced the past few years. With a number of development pipeline programs transitioning to commercial production this past year, and more expected in the coming year, having a banking partner in Main Street Bank that understands the working capital requirements of our growth model has been key. We look forward to leveraging these enhanced facilities as we continue to bring new and innovative products to the market.”

About Precision Optics Corporation

Founded in 1982, Precision Optics is a vertically integrated optics company primarily focused on leveraging its proprietary micro-optics and 3D imaging technologies to the healthcare and defense/aerospace industries by providing services ranging from new product concept through mass manufacture. Utilizing its leading-edge in-house design, prototype, regulatory and fabrication capabilities as well as its Lighthouse Imaging division's electronic imaging expertise and its Ross Optical division's high volume world-wide sourcing, inspecting and production resources, the Company is able to design and manufacture next-generation product solutions to the most challenging customer requirements. Within healthcare, Precision Optics enables next generation medical device companies around the world to meet the increasing demands of the surgical community who require more enhanced and smaller imaging systems for minimally invasive surgery as well as 3D endoscopy systems to support the rapid proliferation of surgical robotic systems. In addition to these next generation applications, Precision Optics has supplied top tier medical device companies a wide variety of optical products for decades, including complex endocouplers and specialized endoscopes. The Company is also leveraging its technical proficiency in micro-optics to enable leading edge defense/aerospace applications which require the highest quality standards and the optimization of size, weight and power. For more information, please visit www.poci.com.

About Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements which express the Company's intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company's future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by the Company's management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company's annual report on Form 10-K and in other documents we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement, except as required by law.

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Company Contact:

PRECISION OPTICS CORPORATION

22 East Broadway

Gardner, Massachusetts 01440-3338

Telephone: 978-630-1800

Investor Contact:

LYTHAM PARTNERS, LLC

Robert Blum

Telephone: 602-889-9700

poci@lythampartners.com

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